Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 3

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	10,000	1.045	05/18/2026
Purchase of Common Stock	100,000	0.2059	05/27/2026

Alpha Structured Finance LP

Purchase of Common Stock	10,000	0.9839	05/18/2026

Milton C. Ault, III

Sale of Common Stock	(9,000)	0.9801	05/19/2026
Purchase of Common Stock	15,000	0.2001	05/27/2026
Sale of Common Stock	(15,000)	0.2468	05/27/2026